PHYMATRIX CORP.

                      E M P L O Y M E N T   A G R E E M E N T


     EMPLOYMENT AGREEMENT made as of the 14th day of October, 1997 between PHYMATRIX CORP., a Delaware corporation (the "Company"), and MICHAEL T. HEFFERNAN (hereinafter "Employee").

     WHEREAS, the Company believes it is in the Company's best interest to employ Employee, and Employee desires to be employed by the Company; and

     WHEREAS, the Company and Employee desire to set forth the terms and conditions on which Employee shall be employed by and provide services to the Company.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1. Employment. The Company hereby employs Employee and Employee hereby accepts such employment, all upon the terms and conditions hereinafter set forth. In accepting such employment, Employee represents and warrants that he is not under any restrictions in the performance of the duties contemplated under this Agreement by a non-compete or similar agreement, and has never been debarred or excluded from participation in any federal or state health care program.

     2. Term. Unless sooner terminated pursuant to the provisions of this Agreement, the initial term of employment under this Agreement shall be for a period of (3) years commencing on the date hereof (the "Effective Date") and ending on the third anniversary of the Effective Date (the "Employment Period"). The term of employment under this Agreement may be renewed upon agreement of the parties.

     3. Salary. Employee shall be entitled to receive a salary from the Company during the Employment Period at the rate of Two Hundred Thousand and No/100 Dollars ($200,000.00) per annum (the "Salary"). The Salary shall be payable in equal installments in accordance with the normal payroll policies of the Company (which policies may be changed by the Company from time to time in its sole discretion), but in no event less frequently than monthly, and shall be subject to all appropriate withholding taxes. Employee's Salary and other compensation under this Agreement may be allocated to and paid by any subsidiary or commonly controlled affiliated entity (which may or may not be treated as consolidated subsidiaries for tax or financial reporting purposes) (collectively, "Affiliates"), if any, as determined from time to time by the Board of Directors of the

Company. There will be an annual review of Employee's performance and a determination at that time of the appropriateness of compensation.

     4. Benefits; Bonuses. Employee shall be entitled to a bonus at the rate of One Hundred Thousand and No/100 Dollars ($100,000.00) per year (the "Annual Bonus") payable quarterly during the term hereof, commencing three months after the Effective Date. The Salary provided for in Section 3 shall be in addition to the Annual Bonus and such other benefits and bonus programs as the Company, in its sole and absolute discretion, shall from time to time provide to the Company's executive officers. Such benefits and bonus programs other than as set forth specifically herein are subject to change from time to time as determined by the Board of Directors of the Company.

     5. Options. The Company shall grant to Employee incentive stock options to acquire three hundred thousand (300,000) shares of its common stock ("Options"), which shall have an option exercise price equal to the price per share of the common stock of the Company as of the Effective Date of this Agreement. The Options shall be granted to Employee and will be issued pursuant to a plan or plans adopted by the Company and approved by its Board of Directors and subject to a separate option agreement, which plan or plans and option agreement shall contain such other terms, conditions and restrictions as are customary for incentive stock option plans of companies in the medical services business. The Options shall not be immediately exercisable upon the date of grant, but shall vest and become exercisable by Employee in equal one-third (1/3) increments on each of the first three (3) anniversaries of the Effective Date of this Agreement. The Options shall not be exercisable subsequent to the date ten (10) years after their grant to Employee.

     6. Duties. During the Employment Period, Employee agrees to serve exclusively as the Chief Executive Officer of Clinical Studies, Ltd., a wholly-owned subsidiary of the Company ("Clinical Studies"). Employee shall exercise such powers and comply with and perform such directions and duties in relation to the business and affairs of the Company as are customarily and ordinarily exercised and performed by the Chief Executive Officer of similar entities and as may from time to time be vested in or requested by the Board of Directors of the Company, and shall use his best efforts to improve and expand the business of the Company and its Affiliates. Notwithstanding any other term or provision to the contrary contained herein, in no event shall Employee be obligated to perform any act which would constitute or require the violation of any federal, state or local law, rule, regulation, ordinance or the like. Employee shall at all times report to, and his activities shall at all times be subject to the direction and control of, the Board of Directors of the Company as well as the Chief Executive Officer of the Company which officer shall act as the immediate supervisor of Employee. Employee shall have general supervisory control over and responsibility for the general management of the Company's wholly-owned subsidiary Clinical Studies, Ltd. ("CSL") subject in all instances to the written policy guidelines concerning operations and capital expenditures promulgated and/or approved from time to time by the Board of Directors of the Company or its Executive Committee. Employee agrees to devote his entire business time, energy and skill to the service of the Company and its Affiliates and shall perform his duties in a good faith, trustworthy and businesslike manner, in compliance with the laws of the United States of America and all other political subdivisions, all for the purpose of advancing the interests of the Company and its Affiliates. Employee shall at no time engage in any other business activity whether or not such activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, provided the same shall not interfere with the performance by Employee of his duties under this Agreement and shall not violate the terms and provisions of any other provision of this Agreement (including, but not limited to, Section 15 of this Agreement), Employee may invest his personal assets in businesses where the form or manner of such investment will not require services on the part of Employee and in which his participation is solely that of a passive investor and/or serve on the board of directors or as an officer of, or as a volunteer for, charitable, civic or community organizations; provided that Employee may serve as a member of the board of directors of a for profit organization upon the consent of the Company's Board of Directors which consent will not be unreasonably withheld.

     7. Location of Company Headquarters. Unless otherwise mutually agreed by the Company and Employee, the parties hereby agree that Employee shall perform his duties primarily from Providence, Rhode Island.

     8. Business Expenses. Consistent with the Company's policies as in effect from time to time (including, but not necessarily limited to, a satisfactory itemized accounting for such expenditures), Employee shall be reimbursed for any pre-authorized ordinary and necessary expenses reasonably incurred in promoting the business of the Company. Employee shall receive a monthly travel allowance in the amount of $650.00 and shall be reimbursed for any pre-authorized ordinary and necessary expenses incurred in promoting the business of the Company.

     9. Confidentiality.

     (a) In the course of this employment, the Company or its Affiliates may disclose or make known to Employee, and Employee may be given access to or may become acquainted with, certain information, trade secrets or both, all relating to or useful in the business of the Company or its Affiliates (collectively "Information") and which the Company considers proprietary and desires to maintain confidential. As a material inducement to the Company in entering this Agreement, Employee covenants and agrees that during the term of this Agreement and at all times thereafter, Employee shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or firm, except to or for the Company's benefit as directed by the Company, any of the Information which he may have acquired in the course of or as an incident to his employment by the Company, the parties agreeing that such information affects the successful and effective conduct of the business and goodwill of the Company and/or its Affiliates, and that any breach of the terms of this Section is a material breach of this Agreement. Notwithstanding the foregoing, nothing in this Section 9 shall preclude Employee from disclosing Information pursuant to judicial order or Information which has been made properly public through the release or disclosure by persons other than Employee.

     (b) All equipment, documents, memoranda, reports, records, files, materials, samples, books, correspondence, lists, computer software, other written and graphic records, and the like (collectively, the "Materials"), affecting or relating to the business of the Company and/or its Affiliates, which Employee shall prepare, use, construct, observe, possess or control shall be and remain the Company's exclusive property or in the Company's exclusive custody, and must not be removed from the premises of the Company or given to any person or entity except as directed by the Company in writing. Promptly upon termination of this Agreement for any reason, or completion of the tasks or duties assigned pursuant hereto, the Materials, Information and all copies thereof in the custody or control of Employee shall be delivered promptly to the Company. Employee acknowledges that all documents and equipment relating to the business of the Company and/or its Affiliates, in addition to all Information and Materials, whether prepared by Employee or otherwise coming into Employee's possession, are owned by and constitute the exclusive property of the Company or in the Company's exclusive custody, and all such documents and equipment must not be removed from the premises of the Company except as directed by the Company in writing.

     (c) The covenants of Employee set forth in this Section 9 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Employee, and have also been made by Employee to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney's fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Employee. The covenants of Employee set forth in this Section 9 are cumulative to each other and to all other covenants of Employee in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term or condition in this Section 9 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties request that such court judicially modify such unenforceable provision consistent with the intent of this Section 9 so that it shall be enforceable as modified.

     10. Change in Control. In the event of a change of control of the Company or Clinical Studies during the term of this Agreement or during the six (6) month period following a termination of the Employee pursuant to Section 11(a) or Section 12 of this Agreement (i.e., a termination without cause), Employee shall be entitled to receive a supplemental bonus payment from the Company equal to 2.99 times the sum of Salary and Annual Bonus. For purposes of this provision, "change of control" shall mean with respect to the Company and Clinical Studies (i) the consummation of or (ii) (but only if it occurs within three (3) months following such termination) the execution of an agreement, consummation of which within 12 months following such termination results in:
(a) the transfer of all or substantially all of the assets of such entity to an entity other than a subsidiary of the Company or an entity under common control as the Company; (b) the transfer of an equity interest in the Company or Clinical Studies after which the acquiror holds more than fifty (50%) percent of the voting power of all equity interests the Company or Clinical Studies, provided, however, that neither Abraham D. Gosman nor any member of his immediate family shall be deemed such an acquiror; (c) the transfer of an equity interest in the Company after which Abraham D. Gosman and the members of his immediate family are not the beneficial owners of any equity securities of the Company; or (d) the merger, consolidation, or other reorganization of PhyMatrix or Clinical Studies with or into another entity, which results in a change of more than fifty (50%) percent of the composition of the board of directors of such entity.

     11. Events of Termination by the Company. This Agreement may be terminated by the Company:

     (a) Without cause, effective immediately upon delivery of written notice to Employee by the Company;

     (b) With cause, effective immediately upon delivery of written notice to Employee by the Company, provided, however, that if such cause is of the type described in clause (iv) or (v) below and susceptible to being cured, Employee shall have a period of ten (10) days after delivery of written notice to Employee to effect such cure or such longer period of time as may be required for such cure, provided Employee has commenced such cure within such ten (10) days and is diligently prosecuting such cure. A termination shall be deemed to be "with cause" if the Company determines that Employee has:

     (i) misappropriated the material assets or opportunities of the Company or its Affiliates;

     (ii) been convicted of a felony involving violence, dishonesty, conversion, theft or misappropriation of property of another, controlled substances, moral turpitude or the regulatory good standing of the Company or its Affiliates;

     (iii) abused drugs or alcohol in a manner which prevents Employee from performing substantially his duties in the manner provided herein;

     (iv) failed or refused to perform his material duties in the manner provided herein or failed or refused to perform the material duties properly assigned to him/her by the Company in accordance with Section 6 hereof for any reason other than disability or breached any of his other obligations under this Agreement where the Board of Directors in good faith determines that such failure or refusal would have a material adverse effect on CSL and/or the Company; or

     (v) acted in a manner which has negatively impacted upon the reputation, name, goodwill, business or regulatory standing of the Company or its Affiliates where the Board of Directors determines in good faith that such impact has had a material adverse effect on CSL and/or the Company.

     12. Events of Termination by Employee. This Agreement may be terminated by Employee (i) in the event of the failure of the Company to pay any sums due or grant any Options to be granted hereunder to Employee or perform substantially any of its other duties and obligations required to be performed or observed under this Agreement, but only after written notice has been given by Employee to the Company, provided, however, that the Company shall have a period of ten
(10) days from delivery of such notice within which to cure the same or such longer period of time as may be required for such cure, provided the Company has commenced such cure within such ten (10) days and is diligently prosecuting such cure, (ii) in the event that the Company shall reassign Employee from Providence, Rhode Island without Employee's prior approval, or (iii) in the event that the Company shall materially change Employee's duties without his prior written consent.

     13. Other Termination of this Agreement. This Agreement shall immediately terminate upon the occurrence of any of the following events:

     (a) The death of Employee; or

     (b) The "disability" of Employee as such term is defined in the Company's long term disability insurance coverage.

     14. Effects of Termination. Upon the termination of the Agreement:

     (a) Employee's duties shall cease as of the effective date of termination, provided, however, that Employee will in all events of termination be responsible for arranging for the smooth transition of duties to appropriate independent contractors and/or employees of the Company.

     (b) With respect to any termination other than pursuant to Section 11(a) or
Section 12 of this Agreement (e.g., termination by the Company pursuant to Section 11(b)), payments made on account of Employee's Salary shall cease upon the effective date of termination; any amounts due on account of Employee's Salary for account of services performed prior to the effective date of termination which have not previously been paid will be paid (pro rata through the effective date of termination) within thirty (30) days following termination; all payments with respect to the Annual Bonus and not paid to Employee shall be pro rated upon the effective date termination and the Company shall pay to Employee within thirty (30) days following such termination that portion of the Annual Bonus earned through the effective date of such termination.

     (c) With respect to a termination pursuant to Section 11(a) or Section 12 of this Agreement, Employee's Salary and Annual Bonus shall continue to be paid for an additional period of eighteen (18) months after such termination or the remainder of the term of this Agreement, whichever is longer. All payments made pursuant to this Section 14(c) shall be made in equal monthly installments and in accordance with the normal payroll policies of the Company but in no event less frequently and subject to all appropriate withholding taxes.

     (d) All expenses which are properly reimbursable to Employee pursuant to
Section 8 will be promptly reimbursed following termination.

     (e) All other benefits and/or entitlements to participate in bonus programs, if any, will cease as of the effective date of termination, subject to Employee's rights to continue medical insurance coverage at his own expense as provided by applicable law or written Company policy; provided, however, that all policies of insurance relating solely to Employee shall be assigned to Employee within thirty (30) days following termination, provided that such assignment shall be at no cost or expense to the Company, and provided further that such assignment shall state that it is made subject to the terms and conditions of the policy(ies).

     (f) The rights, privileges, benefits, remedies and interests of the Company and Employee under Section 5 of this Agreement shall be governed by the terms and provisions of the such plans and option agreement referenced in Section 5.

     (g) With respect to a termination pursuant to Section 11(a) or Section 12, all unvested stock options issued by the Company to the Employee on October 14, 1997 shall become immediately exercisable but only during the 90 days following such termination, after which time such stock options shall terminate.

     15. Non-Competition and Solicitation.

     (a) Employee acknowledges that he has performed services or will perform services hereunder, and will acquire knowledge and proprietary information, which will directly affect the business of the Company and/or its Affiliates to be conducted in the United States (the "Area"). Accordingly, the parties deem it necessary to provide protective non-competition and non-solicitation provisions in this Agreement.

     (b) Employee agrees with the Company that:

     (i) Employee shall not, without the prior written consent of the Company, which consent shall be within the sole and exclusive discretion of the Company, within the Area, either directly or indirectly, perform services or duties, or engage in the same or similar business as Clinical Studies or any company which provides either directly or through a subsidiary clinical trial site management services in any capacity, whether as an owner, shareholder, consultant, director, officer, manager, supervisor or employee of any entity, provided that such company is in direct competition with Clinical Studies or any other subsidiary of the Company performing similar services; and

     (ii) Neither Employee nor any company or entity with which Employee becomes associated in any way shall solicit for employment any employee of the Company or its Affiliates or any consolidated entity (whether or not such employment is full-time, part-time, or is pursuant to a written contract) other than his personal secretary for the purpose of having such employee perform services for another company located in the Area.

     (c) The covenants of Employee set forth in Section 15 shall commence upon the Effective Date of this Agreement and continue through the date of termination of the Employee's employment by the Company whether with or without cause. Further, in the event of a termination pursuant to Section 11(b) of this Agreement, such covenants shall continue for a period of twelve (12) months after the effective date of such termination. In the event of a termination of this Agreement other than pursuant to Section 11(b) (e.g., termination by the Company pursuant to Section 11(a) or termination by Employee pursuant to Section
12), such covenants shall continue for an additional period equal to the period the Employee is paid pursuant to Section 14(c). Notwithstanding the foregoing, the covenants of Employee referred to in this Section 15 shall be extended for a period time equal to the period of time during which Employee shall be in violation of such covenants and/or the pendency of any proceedings brought by the Company to enforce the provisions of such covenants.

     (d) The covenants of Employee set forth in this Section 15 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Employee, and have also been made by Employee to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney's fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Employee. The covenants of Employee set forth in this Section 15 are cumulative to each other and to all other covenants of Employee in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term or condition in this Section 15 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties request that such court judicially modify such unenforceable provision consistent with the intent of this Section 15 so that it shall be enforceable as modified.

     16. Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties. In the event of any inconsistency between the provisions of this Agreement and the Stock Option Agreement of even date herewith, the provisions, terms or definitions of this Agreement shall govern.

     17. Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

     18. Assignments. Subject to Employee's right pursuant to Section 12 hereof to terminate this Agreement, the Company shall have the right to assign all of its rights and obligations under this Agreement to any Affiliate of the Company or any person or entity which purchases all or substantially all of the assets of the Company or its Affiliates or with which the Company merges or consolidates and, upon such assignment, this Agreement shall be binding upon and inure to the benefit of such assign and PhyMatrix Corporation and its Affiliates shall be released and discharged from all duties and obligations under this Agreement. Employee shall execute such instruments as shall be reasonably requested by PhyMatrix Corporation and its Affiliates to evidence such release. Employee shall have no right to assign or delegate any rights or obligations under this Agreement.

     19. Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

     20. Severability. If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

        21. Survival. Notwithstanding anything to the contrary herein, the provisions of Sections 5, 9, 14, 15 and 16 through 29 shall survive and remain in effect in accordance with their respective terms in the event this Agreement or any portion hereof is terminated.

     22. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Employee:                                With a Copy to:

Michael T. Hefferman                           James P. Redding, Esq.
506 Main Street                                170 Westminster Street
Hingham, MA 02043                              Providence, RI 02903

If to the Company:                             With a Copy to:

PhyMatrix Corp.                                PhyMatrix Corp.
Phillips Point                                 Phillips Point
Suite 1000 East                                Suite 1000 East
777 S. Flagler Drive                           777 S. Flagler Drive
West Palm Beach, Florida 33401                 West Palm Beach, Florida 33401
Attn: Executive Vice President, Operations     Attn: Denise L. Schumann, Esquire


or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated if by telegraph, (c) on the date of transmission with confirmed answer back if by telex or telecopy, and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

     23. Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

     24. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, each party shall be responsible for its own expenses.

     25. Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

     26. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.

     27. Supervening Law. The Company and Employee recognize that this Agreement is subject to applicable state, local and federal laws and regulations. The Company and Employee further recognize that the Agreement shall be subject to amendments in such laws and regulations and to new legislation such as federal or state economic stabilization programs or health insurance programs. Any provisions of law that invalidate, or are otherwise inconsistent with the terms of this Agreement or that would cause any party to be in violation of law, shall be deemed to have superseded the terms of this Agreement, provided, however, that the parties shall exercise their best efforts to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with requirements of law.

     28. Captions. The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained in this Agreement.


READ THIS EMPLOYMENT AGREEMENT CAREFULLY. IT IS A LEGALLY BINDING AGREEMENT WHICH INCLUDES A RELEASE OF LEGAL RIGHTS.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                             PHYMATRIX CORP.

                                             By: /s/ Robert A. Miller
                                                 -----------------------------
                                                 Its: President


                                             Employee:

                                             /s/ Michael T. Heffernan
                                             ---------------------------------
                                             Michael T. Heffernan